EXHIBIT 99.1

Investor Update Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

on November 23, 2015

Suncanna replanted into 5 gal pots the first clones that were moved into the greenhouse on 10/29/15.  Today, the plants will be moved into the 2nd bay, which is one of two "small vegetation" bays, for their second stage of growth. The plants will also have RFID tags put on them.

Different strains grow at different rates and to different heights, which accounts for the different size of plants in the pots in the picture below.  The quality of the 500 new clones brought in on Friday is excellent.

Management believes Two Rivers common stock, symbol TURV, is seriously undervalued, closing at $.51 a share on Friday, Market Capitalization is $13.73M.  Stockholder Equity is $30.16M as of 9/30/15 quarterly report.

Two Rivers currently owns 100% of GrowCo.  The consolidated revenue run rate for GrowCo, which began on 09/01/2015, is estimated to be $4.4M per year, per greenhouse, with 80% gross margins.  GrowCo expects to have completed all four greenhousess in Pueblo, Colorado by 3/31/2017.

To sign up for GrowCo email updates please visit http://www.trgrowco.com/.

“The starting point of all achievement is DESIRE. Keep this constantly in mind. Weak desire brings weak results, just as a small fire makes a small amount of heat.”

― Napoleon Hill, Think and Grow Rich

73 days to first harvest.